Filed Under Rule 424(b)(3), Registration Statement Nos. 333-100527 and 333-123085
Pricing Supplement Number 129 Dated 09/06/2005
(To: Prospectus Dated May 17, 2005, as supplemented by Prospectus Supplement Dated May 17, 2005)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RZS8	$1,474,000.00	100%	1.100%	$1,457,786.00	FIXED	4.250%	QUARTERLY	09/15/2011	12/15/2005	$11.33	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RZT6	$584,000.00	100%	1.600%	$574,656.00	FIXED	4.500%	QUARTERLY	09/15/2016	12/15/2005	$12.00	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RZU3	$7,583,000.00	100%	2.500%	$7,393,425.00	FIXED	5.100%	MONTHLY	09/15/2025	10/15/2005	$5.10	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 09/15/2010 and every coupon date thereafter.. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 09/15/2010 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RZV1	$3,467,000.00	100%	2.500%	$3,380,325.00	FIXED	5.250%	SEMI-ANNUAL	09/15/2034	03/15/2006	$27.13	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 09/15/2010 and every coupon date thereafter.. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 09/15/2010 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation	Trade Date: September 06, 2005 @12:00 PM ET
Settle Date: September 09, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0116 via Refco Securities, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Financial Services Inc., Wachovia Securities LLC

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation $14,651,734,000.00 GE Capital* InterNotes® Prospectus Supplement Dated 17-May-05